Exhibit 99.1

CASEY’S CONFERENCE CALL SCRIPT

Bill Walljasper:

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Good afternoon, and thank you for joining us on short notice to discuss today’s announcement. I'm Bill Walljasper, Chief Financial Officer. Bob Myers, Chairman and Chief Executive Officer, is also here.

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Before we begin, I will remind you certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  As discussed in the press release and the 8-K filed today, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements.  Casey's disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

●	I will now turn the call over to Bob Myers who will provide an overview of today’s revision and what it means for Casey’s at a high level. I’ll then return to discuss the financial impact. Bob?

Bob Myers:

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Thank you, Bill.  As you have seen by now, we announced a revision of Casey’s quarterly and annual financial results for fiscal years 2012, 2013, and 2014 and the first quarter of fiscal year 2015.  This is due to an inadvertent accounting and reporting error that occurred during these periods.

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The revision is related to the treatment of an excise tax on ethanol following a change in the law governing ethanol blending credits.  The Company discovered this error during a routine IRS examination.  The errors were made on an excise tax document known as a Form 720, and the same error re-occurred over several filing periods on that form.

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Upon realizing the error on our excise tax form, we notified the IRS that we had not reported ethanol gallons since January 1, 2012 and immediately submitted a report of the tax due.  We have been fully cooperating with the IRS to correct this mistake and swiftly resolve the matter.   The mistake did impact Casey’s reported EPS figures over a 31 month period, which is why we are revising our results for those periods.

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Following a comprehensive review, working in conjunction with the Audit Committee of the Board of Directors and external accounting and legal advisors, we determined that the error was an inadvertent accounting and reporting error related to federal excise taxes.  We are taking several steps so that a similar error does not occur again.

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In consultation with our Audit Committee and independent accounting firm, we also identified a material weakness in our internal control over financial reporting and determined that our disclosure controls and procedures were ineffective as they related to the federal excise tax on ethanol.  We are in the process of remediating the material weakness, fixing our disclosure controls and procedures, and implementing new processes related to our accounting and reporting of federal excise taxes.

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We believe it’s important to put all this in the proper context, and to understand that Casey’s performed well over the time period affected, continues to perform well, and has a strong outlook.  This revision does not change that.

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The necessary corrections are being made and safeguards have been put in place so that this type of mistake does not happen again.  We are doing that with the help of external advisors, and we will discuss those actions in a moment.

●	Let me now hand the call back over to Bill, who can delve into the specifics of what happened, discuss the financial impact and our outlook going forward. Bill?

Bill Walljasper:

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Thanks Bob.  The error pertained to excise taxes owed, since January 1, 2012, on ethanol the Company purchased separately and then blended with gasoline, commonly known as “splash blending.”  Prior to that time, Casey’s received a credit from the federal government for the blending of ethanol and gasoline.  This credit of $0.45 cents per gallon of ethanol more than offset the excise tax of $0.184 per gallon.  Casey’s was correctly accounting for the excise tax on Form 720 and the credit up to the point in time when the blending credit expired on December 31, 2011.

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After January 1, 2012, Casey’s continued the practice of blending ethanol and gasoline, obligating us to pay the excise tax of $0.184 per gallon on ethanol, without the offsetting benefit of the corresponding credit.

●	Casey’s also continued to file the quarterly IRS Form 720. However, the ethanol gallons blended and related taxes for the ethanol activity were inadvertently omitted from the form.

●	As a result, Casey’s did not pay the proper federal excise taxes on ethanol gallons for the period of January 1, 2012 through July 31, 2014.

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The aggregate impact of the unrecorded excise taxes for the period from January 1, 2012 through July 31, 2014, including accrued interest, is approximately $31.5 million.  Over that period, the impact to Casey’s fully diluted earnings per share is approximately 4.5 cents in each of the affected quarters.

Fiscal 2012 Impact
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The total excise tax error was $3.5 million.  There was no interest owed for the fiscal 2012 omission.  The total impact reduces diluted earnings per share from $3.04 to $2.99, a reduction of $0.05 per share, or 1.6%.

Fiscal 2013 Impact
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The excise tax error was $11.3 million, and the interest paid was $217,000.  The total impact, including interest paid, reduces diluted earnings per share from $2.86 to $2.69, a reduction of $0.17 per share, or 5.9%.

Fiscal 2014 Impact
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The excise tax error was $12.3 million, and the interest paid was $645,000.  The total impact, including interest paid, reduces diluted earnings per share from $3.46 to $3.26, a reduction of $0.20 per share, or 5.8%.

Fiscal 2015 First Quarter Impact
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The excise tax error was $3.3 million, and the interest paid was $207,000.  The total impact, including interest paid, reduces diluted earnings per share from $1.34 to $1.28, a reduction of $0.06 per share, or 4.5%.

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Selected estimated unaudited financial information for the periods at issue have been filed with the SEC on the Form 8-K today.  We are filing a second Form 8-K with the remarks being made on this call.

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The Company plans to file, by December 10, 2014, an amended Form 10-K for the fiscal year ended April 30, 2014, to revise the financial statements and to correct management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG’s attestation report on the Company’s internal control over financial reporting.  We also plan to file an amended Form 10-Q for the first fiscal quarter ended July 31, 2014, to revise the financial statements and to correct management’s evaluation of disclosure controls and procedures.

●	I would now like to address some of the things we have been doing to enhance our processes so that errors of this sort are avoided in the future.

●	We are in the process of:
o
Reconfiguring the process to review the completion of the federal excise tax returns to include two separate reviews by senior members of management with the requisite skill, knowledge and objectivity;

o	Enhancing our information technology solutions to facilitate the preparation of the excise tax return and enhance monitoring of the payment of excise taxes;
o	Formalizing the process by which the Tax Department will notify return preparers of any changes in the forms used for filings or any necessary procedural changes to the process;
o	Centralizing the process so that all tax filings are under the authority of Casey’s Tax Department; and
o	Revising the design of the control over the federal excise tax returns to ensure proper preparation by qualified individuals.

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We are confident that the changes we are implementing will remediate the material weakness and have a significant and immediate impact on our internal processes and procedures.  We have learned from this event and appreciate you all taking the time to understand what occurred and for the continued confidence you place in Casey’s.

●	I will now hand the call back over to Bob.

Bob Myers:

●	Thanks Bill. I’ll open the call up to questions in a minute, but let me first discuss our outlook.

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This revision will not impact our capital allocation plans or our quarterly $0.20 dividend, which we increased in June.  The Company also does not believe there has been a default under the Note Purchase Agreements relating to our outstanding Senior Notes.  Additionally, our long term growth plans remain intact.

●	Moreover, this does not impact any of our financial goals. As such, we remain committed to achieving our fiscal 2015 goals, including the margin on our fuel gallons sold.

●	To recall, our fiscal 2015 goals are to:
o	Increase same-store fuel gallons sold 1% with an average margin of 15.3 cents per gallon
o	Increase same-store grocery & other merchandise sales 5.3% with an average margin of 32.1%
o	Increase same-store prepared food & fountain sales 9.5% with an average margin of 60%
o	Build or acquire 72 to 108 stores and replace 25 existing locations

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We want to emphasize that Casey’s business remains fundamentally strong as evidenced by our October same store sales numbers, which we released on November 17th.  We would also like to take this time to reiterate that the fuel margin for the months of August, September and October of 2014 were above our annual goal of  15.3 cents  per gallon, even after  accounting for this excise tax reporting error.

●	We will now open the call for questions.

<<Q&A PORTION OF CALL>>

Conclusion by Bob Myers:

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Thank you for taking the time to join us today.  Obviously we wish it were under better circumstances, but as we’ve said, we have taken the appropriate action to resolve this matter promptly and to avoid similar issues going forward.

●	Feel free to reach out to Bill or me should you have any further questions. We’ll plan to speak with you again in a few weeks for our second quarter results.

●	Thank you and goodbye.

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